SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5 )*


                          ARONEX PHARMACEUTICALS, INC.
                                (Name of Issuer)

                                     COMMON
                                      Stock
                         (Title of Class of Securities)


                                    040272106
                                 (CUSIP Number)








*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                        (Continued on following page(s))

                                Page 1 of 5 Pages

CUSIP No.  040272106              13G            Page    2     of    5   Pages
           ---------                                   -----       -----

1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            THE ALLSTATE CORPORATION
            36-3871531
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2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (a) [ ]
                                                                       (b) [ ]
            N/A
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3           SEC USE ONLY


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4           CITIZENSHIP OR PLACE OF ORGANIZATION
            DELAWARE

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                            5        SOLE VOTING POWER
        NUMBER OF                    810,962
          SHARES
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       BENEFICIALLY         6        SHARED VOTING POWER
         OWNED BY
           EACH                      0
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  REPORTING PERSON WITH     7        SOLE DISPOSITIVE POWER
                                     810,962

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                            8        SHARED DISPOSITIVE POWER
                                     0

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9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                810,962

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10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(9)EXCLUDES CERTAIN SHARES*
            N/A

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11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            5.25%

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12          TYPE OF REPORTING PERSON*
            HC

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                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1   (a)               Name of Issuer:

                                           ARONEX PHARMACEUTICALS, INC.

         (b)               Address of Issuer's Principal Executive Offices:

                                           3400 RESEARCH FOREST DRIVE
                                           THE WOODLANDS, TEXAS 77381

Item 2   (a)               Name of Person Filing:

                                           THE ALLSTATE CORPORATION

         (b)               Address of Principal Business Office:

                                           2775 SANDERS ROAD
                                           NORTHBROOK, ILLINOIS 60062-6127

         (c)               Citizenship:

                                            DELAWARE

         (d)               Title of Class of Securities:
                                            COMMON STOCK

         (e)               CUSIP Number:
                                            040272106

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

         (a)  (  )         Broker or Dealer registered under Section 15 of the
                           Act

         (b)  (  )         Bank as defined in section 3(a)(6) of the Act

         (c)  (  )         Insurance Company as defined in Section 3(a)(19) of
                           the Act

         (d)  (  )         Investment Company registered under section 8 of the
                           Investment Company Act

         (e)  (  )         Investment Adviser registered under section 203 of
                           the Investment Advisers Act of 1940

         (f)  (  )         Employee Benefit Plan, Pension Fund which is subject
                           to the provisions of the Employee  Retirement Income
                           Security Act of 1974 or Endowment Fund; see subparagraph 240.13d-1(b)(1)(ii)(F)

         (g)  (XX)         Parent Holding Company,  in accordance with
                           sub-paragraph 240.13d-1(b)(ii)(G) (Note: See Item 7)

         (h)  (  )         Group, in accordance with subparagraph 240.13d-1
                           (b)(1)(ii)(H)


                                Page 3 of 5 Pages

Item 4                     Ownership.

                                    If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

                  (a)               Amount Beneficially Owned:
                                            810,962

                  (b)               Percent of Class:
                                            5.25%

                  (c) Number of shares as to which such person(1) has:

                                          (i)        sole power to vote or to
                                                     direct the vote
                                                     810,962

                                         (ii)        shared power to vote or to
                                                     direct the vote
                                                     0

                                        (iii)        sole power to dispose or
                                                     to direct the disposition
                                                     of
                                                     810,962

                                         (iv)        shared power to dispose or
                                                     to direct the disposition
                                                     of
                                                     0

Item 5            Ownership of Five Percent or Less of a Class.

                           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person.

                                    N/A







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(1) Allstate Insurance Company, a wholly owned subsidiary of The Allstate Corporation, beneficially owns 810,962 Shares of Common Stock.

                                Page 4 of 5 Pages

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company.
                                    ALLSTATE  INSURANCE  COMPANY IS AN INSURANCE
                                    COMPANY  AS THAT TERM IS  DEFINED IN SECTION
                                    3(A)(19) OF THE  SECURITIES  EXCHANGE ACT OF
                                    1934.

Item 8            Identification and Classification of Members of the Group.

                                    N/A

Item 9            Notice of Dissolution of Group.

                                    N/A

Item 10           Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Signature.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 28, 1998


                                         THE ALLSTATE CORPORATION

                                         By ALLSTATE INSURANCE COMPANY


                                         By:_____________________________
                                               Mary J. McGinn
                                               Vice President









                                Page 5 of 5 Pages